Exhibit 10.16

AMENDMENT NO. 1 TO
LEASE AGREEMENT

THIS AMENDMENT NO. 1 TO LEASE AGREEMENT ( this “Amendment”) is made effective as of the 8th of May, 2012 (“Effective Date”) by and between BOMAX PROPERTIES, LLC (“Bomax”) and TRANSACT TECHNOLOGIES INCORPORATED (“TransAct”).

WITNESSETH:

WHEREAS, Bomax and TransAct entered into a certain Lease Agreement dated July 18, 2001, having a “Commencement Date” of June 4, 2002 (the “Lease”), pursuant to which TransAct leased the “Leased Premises”, as defined therein, from Bomax; and

WHEREAS, TransAct has requested and Bomax has agreed to extend the Lease Term and otherwise amend the Lease upon the terms and conditions contained herein (all defined terms used herein, as evidenced by the first letter thereof being capitalized, not otherwise defined herein, shall be as defined in the Lease).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Amendment of the Lease.   The Lease is hereby amended as follows:

(a)           Article II is amended to delete the last paragraph (and any reference to an Option Term) and to extend the Lease Term from June 4, 2012 through May 31, 2016.

(b)           Article III, Section A. is amended to refer to rent of $5.82 per gross square foot (i.e. $430,022.34) per annum for the balance of the Lease Term, effective on and after June 1, 2012; provided, however, acknowledging that Bomax has no obligation to do so, if Bomax does not take any action to review or contest any Impositions imposed upon or against the Leased Premises based on the assessed valuation thereof for which TransAct is responsible under the Lease by action taken on or before May 31, 2013, the rent will be adjusted to $5.80 per gross square foot (i.e. $428,544.60) retroactive to June 1, 2012 and any overage paid refunded or credited against the next month’s rental payment.

(c)           Article III, Section C. is deleted in its entirety.

(d)           Article IV, Section D. is deleted in its entirety and replaced with the following:

Provided that Bomax takes any action to review or contest the assessed valuation of the Leased Premises on or before May 31, 2013, TransAct waives its right to review or contest any Impositions imposed upon or against the Leased Premises based on the assessed valuation thereof for which TransAct is responsible under the Lease, such right inuring solely to Bomax, without any obligation to take any action to so review or contest such Impositions.  If and in the event Bomax takes action to review or contest any Impositions imposed upon or against the Leased Premises based on the assessed valuation thereof for which TransAct is responsible under the Lease and is successful in reducing such Impositions, TransAct will pay to Bomax fifty (50%) percent of such savings plus fifty (50%)  of the cost of prosecuting such including, without limitation reasonable attorney’s fees, provided such cost does not exceed such savings, based on the reduced assessed value of the Leased Premises  as compared to the current assessed value of the Leased Premises. , TransAct will pay the aforementioned amounts out of any refund of the Impositions previously paid by TransAct and/or when and to the extent that the reduced Impositions are payable under the Lease each year during the remainder of the Lease Term.

(e)           Article IX, Sections A and B are amended to reflect the fact that (i) while TransAct shall remain responsible for the maintenance and minor repairs to all air handling units located on the Leased Premises, as of the Effective Date of this Amendment shall not be responsible for any major repairs or the replacement thereof unless due to its failure to provide necessary maintenance and minor repairs (A “minor repair” is defined as a repair or series of related repairs, the cost of which is less than $1,000 for any one given unit, and a “major repair” is defined as a repair or series of related repairs, the cost of which is $1,000 or more for any one given unit) and (ii) while TransAct shall remain responsible for maintaining and keeping the parking area in clean and orderly condition, it shall not be responsible for any required resurfacing other than minor patching, if and when necessary.

(f)           A new Article XXXIV is added reading as follows:

ARTICLE XXXIV

Bomax shall, at its sole cost and expense, undertake and complete such repairs and/or improvements as are referenced on Exhibit “C” annexed hereto within a commercially reasonable time, but in no event later than December 31, 2012.  No diminution of rent shall be claimed or allowed for any inconvenience or discomfort arising from undertaking such repairs and/or improvements.  Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord to perform the tenant improvement work. Landlord agrees to provide the Tenant with at least 48 hours prior notice (except in the event of an emergency) prior to entering the Premises to perform its obligations hereunder.

2.           Miscellaneous.

(a)           Except as amended hereby, the Lease remains in full force and effect.

(b)           This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New

York and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

(c)           This Amendment may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.   Signatures delivered by facsimile or electronically shall be deemed original signatures for all purposed of this Agreement.

(d)           TransAct hereby confirms that, to its actual knowledge, it has no claim, set-off, counter-claim, defense or other cause of action against Bomax arising out of the Lease Agreement as of the date hereof.  To the extent that TransAct has actual knowledge of any claim, set-off, counterclaim, defense or other cause of action existing as of the date hereof, such claim, set-off, counterclaim, defense or other cause of action is hereby expressly and knowingly waived and released by TransAct.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Lease Agreement as of the date first above written.

BOMAX PROPERTIES, LLC

By:________________________________
Maxine P. Dean, Manager

TRANSACT TECHNOLOGIES
INCORPORATED

By: ________________________________
Steven A. DeMartino
President and CFO

Exhibit “C”

Landlord Work

•
Renovating four (4) toilet rooms, including installation of ceramic tile floors, new counter tops, new fixtures (including toilets, urinals, sinks and faucets), new ventilation and paint and two (2) other toilet rooms with counter tops and fixtures.

•	Replace kitchen counter top, cabinets and faucet.

•	Repair through patching, floor transitions.

•	In the manufacturing area, remove loose paint and repaint exposed ceiling structure where the current paint has failed and is flaking off.

•	Install new carpet in the office area.*

•	Repaint office area.*

*TransAct to move the furniture out of agreed upon areas for work to take place.